Exhibit 99.1

SWS Group, Inc. Announces Agreement to Acquire

California-Based Broker-Dealer and Its Asset Management Subsidiary

DALLAS, February 5, 2008 – SWS Group, Inc. (NYSE: SWS) today announced that an agreement has been signed to acquire Beverly Hills-based M. L. Stern & Co., Inc. and its wholly owned subsidiary, Tower Asset Management, LLC, from a subsidiary of Pacific Life Insurance Company.

M. L. Stern, known for its fixed income bond expertise and retail wealth management, has 112 financial advisors serving high-net-worth clients and approximately $4 billion in customer assets under custody. Tower Asset Management has an additional $450 million in customer assets under management. M. L. Stern’s headquarters is in Beverly Hills, Calif., and the firm has additional offices in Carmel, Las Vegas, Rancho Bernardo, Sacramento, San Diego and San Francisco.

When completed, the transaction will double the size of SWS’ private client advisor network and re-establish SWS in the asset management business. Company officials anticipate that initial costs will negatively impact SWS earnings by 5 to 7 cents per share in the first six months. However, they project that the combination will make a positive contribution to earnings thereafter. The purchase price was not disclosed.

SWS Group President and Chief Executive Officer Donald W. Hultgren said, “We believe this combination will significantly benefit all parties while meeting our stated objectives of growing both organically and through acquisitions. Going forward our combined private client groups will be positioned in two of the nation’s most dynamic state economies – Texas and California.”

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“SWS and M. L. Stern have similar cultures, compatible operations and complementary strengths,” Mr. Hultgren continued. “Mickey Stern and his team have developed a strong organization with an excellent reputation. We are pleased to welcome their management team, financial advisors and support staff to our corporate family.”

M. L. Stern President and Chief Executive Officer Milford L. Stern said, “This transaction is a perfect match for each of us. Through associating with M. L. Stern, SWS gains a strong foothold in the high-net-worth California marketplace, providing them with an established branch network and a strong customer base. M. L. Stern’s historic focus on fixed income products provides the opportunity to grow that customer base as the baby boom generation plans for and then enters their retirement years. By associating with SWS, M. L. Stern and Tower Asset Management benefit from the financial strength of a public company that offers a broad product mix and a desire to expand their presence in the retail marketplace. We are excited to become the newest member of the SWS family.”

The acquisition is subject to customary closing conditions, including regulatory approvals. The company expects the transaction to be consummated during the first calendar quarter of 2008. Cantor Fitzgerald acted as financial advisor to M. L. Stern.

M. L. Stern was founded in 1980 as an independent broker-dealer. In 1999, a subsidiary of Pacific Life Insurance Company acquired 80% of M. L. Stern and in 2003, ownership was increased to 100%. The firm offers high-net-worth investors and their families the professional guidance and personal service necessary to grow, protect and transfer their wealth. Tower Asset Management is a fee-based investment advisor managing individual stock, bond and mutual fund portfolios. Bloomberg Wealth Manager has named it as a Top Wealth Manager.

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SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group’s principal broker-dealer, Southwest Securities, Inc., which celebrated 35 years of service to investors in 2007, is ranked as one of the top five clearing firms in the nation. SWS subsidiaries also include Southwest Securities, FSB, one of the largest community banks in the Dallas-Fort Worth Metroplex, and SWS Financial Services, Inc., a broker-dealer serving independent securities brokers and their clients.

This release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are beyond our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, loss of correspondents to self-clearing or as the result of consolidations or otherwise, and those factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

CONTACT:	Jim Bowman, Vice President - Corporate Communications, SWS, (214) 859-9335, jbowman@swst.com

Tennyson Oyler, Director of Public Affairs, Pacific Life, (949) 219-3248, toyler@pacificlife.com

Miles Benickes, Executive Vice President, M. L. Stern, (323) 658-4411, BenickesM@MLSTERN.com

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